ClubComputer.com, Inc.
                              [LOGO]
                   2711 Rockfish Valley Highway
                    Nellsford, Virginia 22958

_________________________________________________________________



August 9, 2000


Dave Webster
INFe.com
8000 Towers Crescent Drive
Suite 640
Vienna, VA 22182

REF: Issuance of Shares



Dear Dave:

We were due a payment of 800,000 shares of stock in accordance with the purchase of ClubComputer.com. Please issue 500,000 shares immediately to CNET as part of this payment.

Please send them directly to the following:

          Doug Woodrum
          CNET
          150 Chestnut Street
          San Francisco, CA 94111

Please call if you have any questions.

Sincerely,

/s/Dennis Tracz

Dennis Tracz
CEO